Exhibit 10.1

Vitro Biopharma, Inc.

3200 Cherry Creek Drive South, Suite 720

Denver, Colorado 80209

June 21, 2024

Alchemy Advisory LLC

144 Hillside Village

Rio Grande, PR 00745

Attn.: Dmitriy Shapiro

Amendment No. 2 of

Consulting Agreement

Dear Sirs:

Reference is made to that certain Consulting Agreement dated November 16, 2023, as amended (“Consulting Agreement”), between Vitro Biopharma, Inc., a Nevada corporation (the “Company”) and Alchemy Advisory LLC, a Puerto Rico limited liability company (“Alchemy”): Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Consulting Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Alchemy hereby agree that:

1. Equity Compensation. Notwithstanding anything to the contrary set forth in the Consulting Agreement, the remaining equity fee payable to Alchemy thereunder (in addition to the 30,000 restricted shares of Common Stock previously issued to Alchemy thereunder) shall be 60,000 Pre-Funded Warrants (and not 30,000 further restricted shares of Common Stock, subject to adjustment); provided that the shares of common stock issuable upon exercise of such Pre- Funded Warrants (and such 30,000 restricted shares of Common Stock) Shares shall be registered for resale by Consultant in the Company’s registration statement filed with the U.S. Securities and Exchange Commission with respect to its initial public offering or direct listing of equity securities.

2. No Material Non-Public Information. The Company hereby represents and warrants and covenants to Alchemy that nothing contained herein or otherwise disclosed to Alchemy by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to Alchemy by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

3. No Confidentiality. The Company hereby covenants and agrees that, as of the date hereof, (i) Alchemy has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) Alchemy has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

4. Miscellaneous. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be determined in accordance with the provisions of the Consulting Agreement. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, kindly evidence your acceptance of the Agreement by signing below:

Sincerely,

VITRO BIOPHARMA, INC.

By:	/s/ Christopher Furman
Name:	Christopher Furman
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

ALCHEMY ADVISORY LLC

By:	/s/ Dmitriy Shapiro
Name:	Dmitriy Shapiro
Title:	Manager